Exhibit (i)

Paul, Hastings, Janofsky & Walker LLP Twenty-Fourth Floor • 55 Second Street • San Francisco, CA 94105-3441 telephone 415 856 7000 • facsimile 415 856 7100 • WWW.paulhastings.com
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August 26, 2005	36513.00001
MDT Funds
125 CambridgePark Drive
Cambridge, Massachusetts 02140
Re: MDT Funds
Ladies and Gentlemen:
We have acted as legal counsel to the MDT Funds (formerly the Optimum QTM Funds), a Delaware statutory trust (the “Trust”), in connection with the Trust’s Post-Effective Amendment No. 6 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) and relating to the issuance by the Trust of an indefinite number of $.01 par value shares of beneficial interest (the “Shares”) for the following series of the Trust: MDT All Cap Core Fund, MDT Tax Aware/All Cap Core Fund, MDT Large Cap Growth Fund, MDT Mid Cap Growth Fund, MDT Small Cap Core Fund, MDT Small Cap Growth Fund, MDT Small Cap Value Fund, MDT Balanced Growth Fund, MDT Short-Term Bond Fund (each a “Fund” and collectively the “Funds”).
In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:
(a)	the Trust’s Agreement and Declaration of Trust dated June 26, 2002 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;
(b)	the Trust’s Amended and Restated Certificate of Trust as originally filed with the Secretary of State of Delaware on August 25, 2005 (the “Certificate of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;
(c)	the By-laws of the Trust dated June 26, 2002, certified to us by an officer of the Trust as being a true and correct copy of the By-laws and in effect on the date hereof;

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August 26, 2005

(d)	resolutions of the Trustees of the Trust adopted at meetings on May 17, 2005 and June 14, 2005, authorizing the establishment of the Funds and the issuance of the Shares, certified by an officer of the Trust as being in full force and effect through the date hereof;
(e)	a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and
(f)	a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.
Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Laws Affected Business Entities Annotated (Aspen Publishers, Inc. Spring Edition, 2005). We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.
Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares in respect of each Fund will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectuses included in the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable.
This opinion is rendered to you in connection with the filing of the Amendment to the Trust’s registration statement on Form N-1A with respect to the above Funds of the Trust and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.
We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectuses

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August 26, 2005

included in the Amendment; and (ii) the filing of this opinion as an exhibit to the Amendment.
Very truly yours,
/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP